AMENDMENT TO
PERRITT MICROCAP OPPORTUNITIES FUND, INC.’S
SERVICING AGREEMENTS

THIS AMENDMENT dated as of this 23rd day of March, 2006, to the Custody Agreement dated as of April 1, 2004, as amended, the Fund Accounting Servicing Agreement dated as of December 2, 2005, the Transfer Agent Servicing Agreement dated as of April 4, 2004 and the Distribution Agreement dated as of December 7, 2005, respectively, (the “Agreements”), is entered by and among Perritt Microcap Opportunities Fund, Inc. a Maryland corporation (the “Corporation”), Perritt Capital Management, Inc., an Illinois corporation and the investment advisor to the Corporation (the “Advisor”), U.S. Bank National Association, a national banking association (the “Custodian”), U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”), Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”)

Effective April 1, 2006, the fee schedules of the Agreements are hereby superceded and replaced with the respective fee schedules attached hereto. Except to the extent supplemented hereby, the Agreements shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

PERRITT MICROCAP OPPORTUNITIES FUND, INC.	PERRITT CAPITAL MANAGEMENT, INC.

By: ___________________________	By: ___________________________

Name: _________________________	Name: _________________________

Title: __________________________	Title: __________________________

U.S. BANCORP FUND SERVICES, LLC	QUASAR DISTRIBUTORS, LLC

By: ___________________________	By: ___________________________

Name: _________________________	Name: _________________________

Title: __________________________	Title: __________________________

U.S. BANK, N.A.

By: ___________________________

Name: _________________________

Title: __________________________